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                                                                    EXHIBIT 99.1


         AMERICAN MANAGEMENT SYSTEMS, INC. TO APPEAL MISSISSIPPI VERDICT


JACKSON, MISS., August 23, 2000 - American Management Systems, Inc. (AMS) said it will appeal today's jury verdict against AMS in the case of the State of Mississippi v. American Management Systems, Inc. in Hinds County Circuit Court. The jury awarded the State actual and punitive damages totaling $474.5 million.


"We are disappointed, of course, but we are confident the verdict will be overturned on appeal, "said Paul Brands, AMS Chairman and Chief Executive Officer. "The evidence presented in trial clearly demonstrated that AMS worked hard to resolve issues that arose during the acceptance testing and was on schedule to have the system in production when the Tax Commission prematurely terminated the contract."


"It is unfortunate that we could not put this situation to rest," said Brands. "We find the amounts involved inexplicable given that the contract was valued at $11.2 million, of which approximately $6 million had been paid to AMS."


AMS is an international business and information technology consulting firm - one of the 20 largest such firms worldwide. AMS is the premier provider of next generation enterprise business and technology solutions that dramatically improve business performance and create value for clients. AMS's suite of eBusiness strategy, management, and technology services make business reinvention possible in Internet time for large organizations. Founded in 1970, AMS is headquartered in Fairfax, Virginia, with over 9,000 employees and 59 offices worldwide. AMS had 1999 revenues of $1.24 billion, with an expansion of eBusiness related revenues to $500 million, an increase of more than 150% over 1998. Forbes magazine ranked AMS among the best-performing big companies in the U.S. in their "Best of the Biggest," and FORTUNE magazine placed AMS on its list of the "100 Best Companies to Work for in America" in 1999. AMS is traded in the NASDAQ over-the-counter market under the symbol AMSY.


AMS can be found on the World Wide Web at www.ams.com.


Contacts:


Jeff Trexel
(703) 267-5053


Tom Donnelly
(202) 835-8835
(202) 841-5548 cell